Prospectus Supplement No. 33
Filed Pursuant to Rule 424(b)(3)
File No. 333-268503
SeaStar Medical Holding Corporation
3513 Brighton Blvd,
Suite 410
Denver, CO 80216
(844) 427-8100
Prospectus Supplement No. 33
(to the Prospectus dated January 4, 2023)

This Prospectus Supplement No. 33 supplements and amends the prospectus dated January 4, 2023, as amended by Prospectus Supplement No. 1 dated February 15, 2023, Prospectus Supplement No. 2 dated February 16, 2023, Prospectus Supplement No. 3 dated March 16, 2023, Prospectus Supplement No. 4 dated March 31, 2023, Prospectus Supplement No. 5 dated March 31, 2023, Prospectus Supplement No. 6 dated May 10, 2023, Prospectus Supplement No. 7 dated May 19, 2023, Prospectus Supplement No. 8 dated May 23, 2023, Prospectus Supplement No. 9 dated June 12, 2023, Prospectus Supplement No. 10 dated June 21, 2023, Prospectus Supplement No. 11 dated July 5, 2023, Prospectus Supplement No. 12 dated August 14, 2023, Prospectus Supplement No. 13 dated August 15, 2023, Prospectus Supplement No. 14 dated August 15, 2023, Prospectus Supplement No. 15 dated September 11, 2023, Prospectus Supplement No. 16 dated September 14, 2023, Prospectus Supplement No. 17 dated September 26, 2023, Prospectus Supplement No. 18 dated September 27, 2023, Prospectus Supplement No. 19 dated October 6, 2023, Prospectus Supplement No. 20 dated October 30, 2023, Prospectus Supplement No. 21 dated November 14, 2023, Prospectus Supplement No. 22 dated November 22, 2023, Prospectus Supplement No. 23 dated November 27, 2023, Prospectus Supplement No. 24 dated November 29, 2023, Prospectus Supplement No. 25 dated December 11, 2023, Prospectus Supplement No. 26 dated December 13, 2023, Prospectus Supplement No. 27 dated December 29, 2023, Prospectus Supplement No. 28 dated December 29, 2023, Prospectus Supplement No. 29 dated January 11, 2024, Prospectus Supplement No. 30 dated January 12, 2024, Prospectus Supplement No. 31 dated January 24, 2024, and Prospectus Supplement No. 32 dated January 30, 2024 (the “Prospectus”), relating to the sale from time to time of up to 9,829,000 shares of our common stock and 6,438,000 of our warrants to purchase common stock by a selling shareholder.
On February 9, 2024, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.
This Prospectus Supplement No. 33 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 20 supersedes the information contained in the Prospectus.
Our common stock is traded on the Nasdaq Stock Market under the symbol “ICU”. On March 1, 2024, the last reported sale price of our common stock was $0.83 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus dated January 4, 2023.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 33 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 33 is March 5, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 06, 2024

SeaStar Medical Holding Corporation
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39927	85-3681132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3513 Brighton Blvd, Suite 410
Denver, Colorado		80216
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 427-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.0001 per share	ICU	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	ICUCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed on the Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 16, 2023, June 30, 2023, December 13, 2023, and December 29, 2023, SeaStar Medical Holding Corporation (the “Company”) received deficiency letters from the Nasdaq Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”), notifying the Company of the following:

•   that for 30 consecutive business days preceding June 14, 2023, the market value of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) was below $35.0 million, which did not meet the requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (the “Market Value Rule”) or the alternative criteria;

•   that for 30 consecutive business days preceding June 26, 2023, the closing bid price of the Company’s Common Stock was below $1.00 per share, which did not meet the requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”).

On February 6, 2024, the Company received notification from the Staff that the Company had regained compliance with the Market Value Rule. However, the Staff indicated the Company remains non-compliant with the Minimum Bid Price Rule and therefore, as previously disclosed, the Company should present its views with respect to this deficiency at its scheduled hearing in front of the Nasdaq Hearings Panel (the “Panel”) on March 12, 2024 (the “Hearing”). At the hearing, the Company will present its plan to regain compliance with the Minimum Bid Price Rule.

Subject to the final written decision by the Panel, the Company’s noncompliance with the Minimum Bid Price Rule will not have an immediate effect on the listing or trading of the Company’s Common Stock, which will continue to trade on the Nasdaq Capital Market under the symbol “ICU.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SeaStar Medical Holding Corporation
		By:	/s/ Eric Schlorff
Date:	February 9, 2024	Name:	Eric Schlorff
		Title:	Chief Executive Officer